Exhibit 99.1

Liberty Global to Sell Operations in Germany, Hungary, Romania and the Czech Republic to Vodafone

•	Enterprise value of €19.0 billion ($22.7 billion) on a U.S. GAAP basis[1] (€18.4 billion on an EU-IFRS basis)

•	Represents 28% of Liberty Global’s 2017 consolidated OCF[2]

•	Values all four businesses combined at 11.5x3 2017 adjusted Segment OCF and implies a 12.0x multiple for Germany

•	Cash proceeds expected to be €10.6 billion[4] ($12.7 billion), plus Liberty to retain all cash generated from the four businesses through closing

•	Customers in each market to benefit from stronger converged competitor focused on fixed and mobile investment and innovation

Denver, Colorado - May 9, 2018:

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced that it has entered into a definitive agreement to sell its operations in Germany, Hungary, Romania and the Czech Republic to Vodafone Group plc (“Vodafone”) for a total enterprise value of approximately €19.0 billion ($22.7 billion) on a U.S. GAAP basis, as compared to €18.4 billion ($22 billion) on an EU-IFRS basis.

These four businesses represented approximately 28% of Liberty Global’s consolidated 2017 operating cash flow (“OCF”), which does not include its 50% share of OCF from the VodafoneZiggo joint venture in the Netherlands.

The sale price represents a total enterprise value for all four businesses combined of 11.5 times 2017 adjusted Segment OCF, or approximately 24.0 times 2017 operating free cash flow (“OFCF”)5 , with an implied adjusted Segment OCF multiple for Liberty Global’s German operation of 12.0 times.

The transaction will be notifiable to the European Commission for regulatory approval, which is expected to occur mid-2019.

After completion of the transaction, Liberty Global will continue to be Europe’s leading cable television and broadband provider, with consolidated operations in the United Kingdom, Ireland, Belgium, Switzerland, Poland and Slovakia. Together, these country operations reach 24 million homes, account for 26 million video, broadband and fixed-line telephony subscribers and 6 million mobile services. In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services.

Mike Fries, Chief Executive Officer of Liberty Global, commented: “We have a rich history at Liberty Global of successfully developing and reshaping our business to drive innovation, advance customer services and create significant value for shareholders. This is one of those moments. The transaction appropriately values our core cable operations at a double digit OCF multiple and will deliver €10.6 billion ($12.7 billion) of estimated cash proceeds to Liberty Global. Plus, we will retain all cash generated from the four businesses through closing. In Germany alone, which we value at 12 times 2017 adjusted Segment OCF, we will have generated over six times6 our original investment, supported by exceptional operating performance over the last seven years during which we grew revenue 60% and OCF 82%7.

“This is also an important and exciting transaction for our customers and employees. In each of these markets, the combination of Liberty Global and Vodafone’s businesses will transform the competitive landscape and bring a new level of convergence to customers. Now more than ever, Europe needs strong competition from scaled national challengers willing and able to invest in next-generation wireless, video and broadband services.

“Germany, for example, is dominated by one provider that controls over half the broadband market8. As a result, innovation and investment lag other countries in Europe, impacting customer service, next-generation product deployment and broadband speeds. Even together, Liberty Global and Vodafone, whose cable networks don’t compete or overlap, will be half the size of the incumbent operator. It’s time to alter market dynamics by unleashing greater investment and competition.”

Given the time between signing and closing, the use of proceeds from the sale will be determined in due course and are expected to provide significant additional flexibility to optimize growth and shareholder returns. Of note, Vodafone will be acquiring the German business inclusive of its debt. As currently structured, upon closing, a change of control will be triggered with respect to Unitymedia’s debt, and lenders and bondholders will have an option to put their debt to Vodafone.

Liberty Global has agreed to provide certain transitional services for a period of up to four years. These services principally comprise network and information technology-related functions. The annual charges will depend on the actual level of services required by Vodafone.

Beginning with our Q2 2018 reporting, we expect to treat the assets being sold to Vodafone, as well as our Austrian business that is being sold to Deutsche Telekom, as discontinued operations for accounting purposes.

LionTree and Goldman Sachs are acting as financial advisers to Liberty Global on the transaction.

Forward-Looking Statements and Disclaimer

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategic outlook, the anticipated timing of regulatory approvals and closing of the transaction, the expected benefits of the transaction, the expected use of net proceeds, expectations with respect to our continuing operations and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the ability to obtain regulatory approvals for the transaction, as well as achieve other customary closing conditions, the ability of Vodafone to successfully integrate the combined businesses impacted by the transaction and achieve the anticipated benefits thereof, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including our most recently filed Form

10-K and Form 10-Q. These forward-looking statements speak only as of the date of this release. Liberty Global expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Global’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global

Liberty Global is the world’s largest international TV and broadband company, with operations in 11 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the video, internet and communications revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 22 million customers subscribing to 46 million TV, broadband internet and telephony services. We also serve over 7 million mobile subscribers and offer WiFi service through 12 million access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, Casa Systems, LionsGate, the Formula E racing series and several regional sports networks.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Matt Coates	+44 20 8483 6333	Bill Myers	+1 303 437 5880
John Rea	+1 303 220 4238	Matt Beake	+44 20 8483 6428
Stefan Halters	+1 303 784 4528

Appendix

Adjusted Segment EBITDA is the primary measure used by Unitymedia’s management to evaluate Unitymedia’s performance. Adjusted Segment EBITDA is also a key factor that is used by Unitymedia’s internal decision makers to evaluate the effectiveness of Unitymedia’s management for purposes of annual and other incentive compensation plans. Unitymedia defines EBITDA as earnings before net finance expense, income taxes and depreciation and amortization. As Unitymedia uses the term, Adjusted Segment EBITDA is defined as EBITDA before share-based compensation, provisions and provision releases related to significant litigation, impairment, restructuring and other operating items and related-party fees and allocations. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Unitymedia’s internal decision makers believe Adjusted Segment EBITDA is a meaningful measure because it represents a transparent view of Unitymedia’s recurring operating performance that is unaffected by Unitymedia’s capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. Unitymedia believes the Adjusted Segment EBITDA measure is useful to investors because it is one of the bases for comparing its performance with the performance of other companies in the same or similar industries, although its measure may not be directly comparable to similar measures used by other companies. Adjusted Segment EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings (loss), cash flow from operating activities and other EU-IFRS or IASB-IFRS measures of income or cash flows.

A reconciliation of Germany’s net loss to Adjusted Segment EBITDA under EU-IFRS is as follows:
___________________________

1
Total enterprise value is calculated on a U.S. GAAP basis and does not include any outstanding indebtedness of the UPC Holding borrowing group. Convenience translation at USD/EUR rate of 1.1950. The primary difference between the U.S. GAAP and the EU-IFRS total enterprise value is the accounting for certain network duct leases in Germany, which are treated as capital leases under U.S. GAAP and operating leases under EU-IFRS

2	Represents operating cash flow, as customarily defined by Liberty Global

3
For the purpose of the purchase price multiple calculations, the U.S. GAAP 2017 Segment OCF of Germany (€1,493 million) has been reduced by €26 million and the combined U.S. GAAP 2017 Segment OCF of Unitymedia, UPC Hungary, UPC Czech Republic and UPC Romania (€1,714 million) has been reduced by €58 million, with each reduction representing the allocable estimated net amount of transitional services (excluding amounts related to costs expected to be capitalized by Liberty Global) to be provided by Liberty Global during the first year following closing. Segment OCF represents the portion of Liberty Global’s consolidated OCF that is attributed to the applicable business and gives pro forma effect to the adoption of Accounting Standards Update (“ASU") No. 2014-09, Revenue from Contracts with Customers. The Germany purchase price multiple calculation is based on our estimate of the total enterprise value that is attributable to Germany

4
The net cash proceeds represent the estimated cash proceeds to be received by Liberty Global for the sale of all four businesses after adjustments for the debt of Unitymedia and other debt-like items (based on December 31, 2017 balances). Amount has not been reduced to reflect any debt pay down within the UPC borrowing group to ensure covenant compliance at closing

5	OFCF represents adjusted Segment OCF, as described above, less property and equipment additions as customarily defined by Liberty Global.

6
This multiple is based on (i) a numerator that comprises (a) the cash distributed by Unitymedia to Liberty Global  from 2010 to 2017 (approximately €3.8 billion) and (b) our estimate of net cash proceeds from this transaction allocable to Unitymedia (after adjusting for Unitymedia's debt and debt-like items based on December 31, 2017 balances) of €9.3 billion and (ii) a denominator that comprises the combined cash purchase prices for Unitymedia (acquired January 2010) and KBW (acquired December 2011) of €2.1 billion

7
The growth percentages are based on the pro forma combined 2010 revenue and Adjusted Segment EBITDA (which is defined similarly to OCF) of Unitymedia and KBW, as compared to the corresponding figures of Unitymedia for 2017, with all figures based on EU-IFRS due to lack of available pro forma combined 2010 U.S. GAAP data. Adjusted Segment EBITDA, as customarily defined by Unitymedia for purposes of separate reports it issues in connection with the reporting requirements of its debt agreements, is defined and reconciled in the Appendix of this release

8	Based on German broadband revenue market analysis

4